Exhibit 1
                      -------------------

                    Asset Purchase Agreement


                          by and among


                     Compudyne Corporation,

                         CorrLogic, Inc.


                              and


                        BI Incorporated


                          May 27, 1999

                   ASSET PURCHASE AGREEMENT


  THIS AGREEMENT, dated this 27th day of May, 1999 (the "Agreement"), by and among CompuDyne Corporation, a Nevada corporation ("Parent"), CorrLogic, Inc., a

Nevada corporation and wholly owned subsidiary of Parent ("Buyer"), and BI

Incorporated, a Colorado corporation ("Seller").


                      W I T N E S S E T H:


     WHEREAS, Seller is in the business, among other things, of designing,

selling and installing software systems that manage prison administration activities (the "CIS Business");

     WHEREAS, Seller desires to sell and Buyer desires to purchase all of the

Seller's assets, properties, and rights primarily used in the CIS Business, and

Buyer has agreed to assume certain liabilities of the CIS Business, all on the terms and subject to the conditions hereinafter set forth; and

     WHEREAS, as an inducement to Seller to enter into this Agreement, Parent is willing to guaranty to Seller all of Buyer's obligations contained herein;

     NOW, THEREFORE, in consideration of the mutual benefits to be derived from this Agreement and of the representations, warranties, and agreements hereinafter contained, the parties hereto agree as follows:





                             Article I.  Definitions

     The following terms, which are not elsewhere defined in this Agreement,

shall have the following definitions:

     "Ordinary Course of Business" shall mean the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

     "Person" shall mean an individual, a partnership, a corporation, an association, a joint stock Buyer, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

     "Security Interest" shall mean any mortgage, pledge, lien, encumbrance,

charge, or other security interest other than (a) mechanic's, materialman's, and similar liens, and (b) liens for Taxes (as defined below) not yet due and payable.



                      Article II.  Purchase of the Business

     2.01 Purchase and Sale of Assets. On and subject to the terms and conditions of this Agreement, the Buyer agrees to purchase from the Seller, and the Seller agrees to sell, transfer, convey, and deliver to the Buyer, all right, title, and interest in and to all of the assets of the Seller used primarily in connection with the CIS Business (the "Acquired Assets"), including without limitation (a) all of the assets estimated as of March 31, 1999 and reflected on the balance sheet created on March 16, 1999 for the CIS Business,

modified to take into account the carrying value of certain cubicle partitions,

personal computers and other equipment used by the Seller primarily in the CIS

Business (the "Expected Balance Sheet", which is set forth in Schedule 3.06),

including without limitation, furniture, equipment, computers, office supplies,

accounts receivable and intangibles, and (b) all other assets of the Seller used by the Seller primarily in the conduct of the CIS Business including without limitation all software, source codes, and other intellectual property rights and licenses, free and clear of any and all Security Interests.

     2.02. Assumption of Liabilities. On and subject to the terms and conditions of this Agreement, the Buyer agrees to assume and become responsible for all of the following liabilities of Seller incurred in connection with the CIS Business

(the "Assumed Liabilities"): (a) all liabilities of the Seller set forth on the

Expected Balance Sheet, including its obligations under those contracts listed on Schedule 2.02 (the "Assumed Contracts"), (b) expenses ("Y2K Expenses"), not to exceed $25,000, that are necessary to upgrade computer, management information systems and all other equipment used internally in the CIS Business

(excluding deliverables sold and delivered to the customers of the CIS Business but including expenses for certification of new IMS products to be delivered to customers) so that they will operate properly on and after, and notwithstanding the occurrence of, the date January 1, 2000, as more fully described on Schedule

3.27, (c) Y2K Expenses in excess of $125,000, and (d) Y2K expenses in excess of

$25,000 but not exceeding $125,000 relating to failures as to which Buyer has not, on or before June 30, 2000, notified Seller.  The Buyer will not assume or have any responsibility, however, with respect to any other obligation or liability of the Seller not included within the definition of Assumed

Liabilities; without limiting the generality of the foregoing, it being the intention of the parties that the Seller shall retain liability for all accruals as of April 30, 1999 for such items as payroll, taxes, expenses and contract labor and shall pay at the Closing (as defined below) any commissions payable

(net of commission advances) at the date of the Closing and any obligations under certain so-called "stay-put" agreements with certain employees of the CIS

Business and (iii) any Adverse Consequences, as hereinafter defined, arising from pre-closing obligations of the Seller arising under that certain agreement by and between the Seller and TRW, Inc. in connection with the so-called JIMS project for the County of San Diego, California dated as of March 31, 1998 (the

?San Diego JIMS Contract?).

     2.03 Purchase Price. The Buyer shall deliver to the Seller at the Closing

(i) One Million Dollars ($1,000,000) in immediately available funds; (ii) a promissory note in the original principal amount of One Million One Hundred

Thirty-Seven Thousand Five Hundred Seventy-Six Dollars ($1,137,576), as may be

adjusted, in the form of Exhibit A attached hereto (the "Buyer Note"); and (iii)

166,667 shares of the unregistered, legended common stock of the Parent, which shares shall be restricted from sale for a period of time ending at the earlier of: (a) two years from the Closing Date, (b) ninety (90) days following a sale of common stock by the Parent in a public offering, or (c) in accordance with the provisions of Article V hereof (the "Parent Stock") (the cash payment, the

Buyer Note and the Parent Stock are referred to herein collectively as the

"Purchase Price").

     2.04 Adjustment to the Purchase Price.  (a) Seller shall prepare a balance sheet of the CIS Business as of April 30, 1999 (the "Closing Balance Sheet").

Buyer shall cause an audit of the Closing Balance Sheet to be performed by independent public accountants of its selection.  The Purchase Price shall be adjusted (i) upward if and to the extent that the value of the assets, other than accounts receivable, uninvoiced accounts receivable, and any unbilled portion of the so-called Ventura County source code sale (collectively,

"Receivables") on the Closing Balance Sheet (the "Closing Asset Value"),

determined in accordance with generally accepted accounting principles ("GAAP"),

exceeds the value of the assets, other than Receivables, on the Expected Balance

Sheet (the "Expected Asset Value"), by more than twenty percent (20%) of the

Expected Asset Value, or (ii) downward if and to the extent that the Closing

Asset Value is more than twenty percent (20%) less than the Expected Asset

Value.  The Purchase Price shall be adjusted further (iii) upward if and to the extent that the amount of the Receivables listed on the Closing Balance Sheet,

including without limitation any uninvoiced and uncollected portion of the expected revenues from the Ventura County source code sale (the "Closing

Receivables"), exceeds the $4,255,640 value of the Receivables on the Expected

Balance Sheet (the "Expected Receivables") and (iv) downward if and to the extent that the amount of the Closing Receivables is less than the Expected

Receivables.  It is the intention of the parties that, notwithstanding anything herein to the contrary, no costs for (x) software or software development

(including without limitation costs associated with so-called book numbering and

Shelby County software capitalization) or (y) that certain automated software-

testing tool (estimated to be $150,000) be included in either the Expected

Balance Sheet or the Closing Balance Sheet, and to the extent that any such items are inadvertently contained therein, they will result in no adjustment to the purchase price herein.  The net result of the adjustments to the Purchase

Price contemplated in this Section 2.04 shall be referred to as the "Purchase

Price Adjustment").

     (b) Seller hereby guarantees the payment of all Receivables within 120 days of such Receivables having been duly invoiced (the "Seller Guarantee"), provided that the uninvoiced accounts receivable included herein shall be calculated and accrued in the same manner as in the Expected Receivables, and provided further that any such uninvoiced accounts receivable shall be included in the Seller

Guarantee only to the extent that (i) the Buyer shall have used commercially reasonable efforts (A) to complete, in due course in accordance with the appropriate contractual provisions, the project to which the particular receivable relates, and (B) to collect such receivable, and (ii) the Buyer shall have made available to Seller, at Seller's expense, Buyer's books and records with respect to the uncollected receivables at issue.  Any receivable not collected within 120 days of invoicing, including without limitation any such receivables invoiced 120 days or more prior to April 30, 1999, may, at the sole discretion of the Buyer, be returned to the Seller for collection, and the amount of such returned receivable shall at that time be deducted from the original amount of the Buyer Note (as contemplated in subsection (c) below).

Upon any such receivable having been returned to the Seller, Seller may attempt to collect such receivable for its own account, provided however, Seller shall allow Buyer, at Buyer?s option, to participate in all such collection efforts,

including without limitation, contacts with the account debtor, giving due regard to such account debtor?s status as a customer of the Buyer?s CIS

Business.

     (c)  The principal amount of the Buyer Note shall be (i) increased or decreased, as the case may be, to reflect the amount of any Purchase Price

Adjustment, and (ii) decreased to the extent to which any Receivable subject to the Seller Guarantee is not paid within 120 days of invoicing and is returned by

Buyer to Seller as contemplated in subsection (b) above.

     2.05 The Closing. The closing of the transactions contemplated by this

Agreement (the "Closing") shall take place at the offices of Tyler Cooper &

Alcorn, LLP in Hartford, Connecticut, commencing at 9:00 a.m. local time May 27,

1999 (the "Closing Date"); provided however, for the purpose of producing the

Closing Balance Sheet to determine any adjustments to the Purchase Price as contemplated in Section 2.04, the Closing shall be deemed to have occurred at the close of business on April 30, 1999, and all revenues booked or received and expenses (other than those contemplated in Section 6.02) incurred in the ordinary course of business by the CIS Business after April 30, 1999 will be attributable to Buyer, except as otherwise contemplated herein.  Seller will submit to the Buyer within 10 business days after the Closing, an accounting for all such revenues booked and received and documentation reasonably satisfactory to the Buyer of the expenses incurred by the Seller as contemplated in the previous sentence.  Upon receipt of such documentation, Seller shall within 48 hours promptly pay to Buyer all such revenues and the amount of accrued vacation pay and the employee portion of related taxes as of April 30, 1999, as set forth on Schedule 2.06(vii), and Buyer shall within 48 hours promptly reimburse Seller for all such expenses, which payment and reimbursement may be netted to result in one payment as appropriate.

     2.06  Deliveries at the Closing. At the Closing, (a) the Seller will deliver to the Buyer:

          (i) evidence satisfactory to Buyer as to the continued existence and good standing of Seller in the State of Colorado;

          (ii) copies of the resolutions of the Board of Directors of Seller with respect to the authorization and approval of the consummation of the transactions contemplated hereby, certified by the Secretary of Seller as of the

Closing Date;

          (iii) the opinion of counsel to Seller in form and substance satisfactory to Buyer;





          (iv) evidence satisfactory to Buyer that all necessary consents of third parties have been obtained or effected or, if not obtained, have been solicited with no reason to believe they will not be obtained within 60 days from the date of the Closing with no material changes in terms or conditions in,

or expected revenues from, or costs to perform, the respective agreements;

          (v) a reconciliation demonstrating that certain additional costs in the approximate amount of $1,114,000 to be incurred to satisfy certain obligations under certain contracts with customers of the CIS Business which additional costs were identified and quantified after the date of the Expected

Balance Sheet, have been appropriately and fully reflected in the Seller's books and records with respect to the CIS Business in order to produce the Closing

Balance Sheet to be audited;

          (vi) a fully executed amendment to the San Diego JIMS Contract, in form and content satisfactory to the Buyer, setting forth the terms and conditions pursuant to which the San Diego JIMS Contract is to be performed subsequent to the Closing, and unconditional written consent, or evidence satisfactory to the Buyer that any conditions to such consent have been fully satisfied, from TRW, Inc. to the subcontract between the Seller and the Buyer contemplated herein.

     (b) the Buyer and Parent will deliver to the Seller;

          (i) evidence satisfactory to Seller as to the continued existence and good standing of each of Buyer and Parent in the State of Nevada;







          (ii) copies of the resolutions of the Boards of Directors of Buyer and

Parent with respect to the authorization and approval of the consummation of the transactions contemplated hereby certified by the respective Secretaries of

Buyer and Parent;

          (iii) the opinions of counsel to Buyer and Parent in form and substance satisfactory to Seller;

     (c) the Seller will execute, acknowledge (if appropriate), and deliver to the Buyer such instruments of sale, transfer, conveyance, and assignment as the

Buyer and its counsel reasonably may request;

     (d) the Buyer will execute, acknowledge (if appropriate), and deliver to the Seller such instruments of assumption as the Seller and its counsel reasonably may request; and

     (e) the Buyer will deliver to the Seller the Purchase Price.

     2.07 Allocation. The Parties agree that within a reasonable period after the Closing they shall negotiate in good faith to agree with respect to an allocation of  the Purchase Price (and any other capitalizable costs) among the

Acquired Assets for all purposes (including financial accounting and tax purposes). If the parties shall fail to agree on such an allocation within 60 days, they will agree to the appointment of independent accountants who shall make such allocation, which allocation shall be binding on the parties.



           Article III.  Representations and Warranties of the Seller.

     The Seller represents and warrants to the Buyer and Parent that the statements contained in this Article III are correct and complete as of the date of this Agreement.

     3.01 Organization of the Seller. The Seller is a corporation duly organized, validly existing, and in good standing under the laws of the State of

Colorado.

     3.02 Authorization of Transaction. The Seller has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder.

Without limiting the generality of the foregoing, the board of directors of the

Seller has duly authorized the execution, delivery, and performance of this

Agreement by the Seller. This Agreement constitutes the valid and legally binding obligation of the Seller, enforceable against it in accordance with its terms.

     3.03 Noncontravention. Neither the execution and the delivery of this

Agreement nor the consummation of the transactions contemplated hereby will (a)

violate any constitution, statute, regulation, rule, injunction, judgment,

order, decree, ruling, charge, or other restriction of any government,

governmental agency, or court to which Seller is subject or any provision of the charter or bylaws of Seller or (b) conflict with, result in a breach of,

constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Seller is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any security interest upon any of its assets).  Seller is not required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the parties to consummate the transactions contemplated by this Agreement.

     3.04 Brokers' Fees. Seller has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement which liability could be imposed upon Buyer.

     3.05 Title to Assets. Seller has good and marketable title to, or a valid leasehold interest in, the properties and assets used by it, located on its premises, or shown on the Expected Balance Sheet or acquired after the "as of"

date thereof (the "Expected Balance Sheet Date"), free and clear of all Security

Interests, except for properties and assets disposed of in the Ordinary Course of Business since the Expected Balance Sheet Date. Without limiting the generality of the foregoing, the Seller has good and marketable title to all of the Acquired Assets, free and clear of any Security Interest or restriction on transfer.

     3.06 Financial Statements. Attached hereto as Schedule 3.06 is the Expected

Balance Sheet.  The following documents for the CIS Business (the "Supplemental

Financial Statements"), which Buyer and Parent acknowledge have not been audited, have been delivered to Buyer prior to the Closing:(i) Profit and Loss

Statement for the twelve months ended June 30, 1998; (ii) Actual Profit and Loss

Statement for the six months ended December 31, 1998 contained in the twelve month projections for the period ending June 30, 1999; (iii) March 1999 status reports on existing contracts; and (iv) monthly financial reports beginning with the report for the month ended  March 31 1997 and ending with the report for the month ended February 28, 1999.  The Supplemental Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, present fairly the financial performance of the CIS

Business for such periods, are correct and complete in all material respects,

and are consistent with the books and records of the Seller with respect to the

CIS Business (which books and records are correct and complete in all material respects).

     3.07  Events Subsequent to Expected Balance Sheet Date. Except as disclosed on Schedule 3.07, and, except for an adjustment made by the Seller in its books and records made to reflect fully certain additional costs to be incurred to satisfy certain obligations under certain contracts with customers of the CIS

Business identified and quantified since the Expected Balance Sheet Date, there has not been any material adverse change in the business, financial condition,

operations, results of operations, or future prospects of the CIS Business.

Without limiting the generality of the foregoing, since that date, with respect to the CIS Business:

          (i) Seller has not sold, leased, transferred, or assigned any of its assets, tangible or intangible, other than for a fair consideration in the

     Ordinary Course of Business;

          (ii) Seller has not entered into any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses)

     either involving more than $10,000 or outside the Ordinary Course of

     Business;

          (iii) no party (including Seller) has accelerated, terminated,

     modified, or canceled any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) to which the Seller is a party or by which any of its assets are bound;

          (iv) Seller has not imposed (or suffered the imposition of) any

     Security Interest upon any of its assets, tangible or intangible;

          (v) Seller has not made any capital expenditure (or series of related capital expenditures) either involving more than $10,000 or outside the

     Ordinary Course of Business;

          (vi) Seller has not made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions) outside the

     Ordinary Course of Business;

          (vii) Seller has not issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation either involving more than $5,000 singly or $25,000 in the aggregate;

          (viii) Seller has not delayed or postponed the payment of accounts payable and other liabilities outside the Ordinary Course of Business;

          (ix) Seller has not canceled, compromised, waived, or released any right or claim (or series of related rights and claims) either involving more than $5,000 or outside the Ordinary Course of Business;

          (x) Seller has not granted any license or sublicense of any rights under or with respect to any Intellectual Property (as defined in Section

     3.12, below);

          (xi) Seller has not experienced any damage, destruction, or loss

     (whether or not covered by insurance) to its property;

          (xii) Seller has not made any loan to, or entered into any other transaction with, any of its directors, officers, and employees outside the

     Ordinary Course of Business;

          (xiii) Seller has not entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement;

          (xiv) Seller has not granted any increase in the base compensation of any of its directors, officers, and employees outside the Ordinary Course of Business;

          (xv) Seller has not adopted, amended, modified, or terminated any bonus, profit-sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers, and employees

     (or taken any such action with respect to any other Employee Benefit Plan);

          (xvi) Seller has not made any other change in employment terms for any of its directors, officers, and employees outside the Ordinary Course of

     Business;

          (xvii) there has not been any other occurrence, event, incident,

     action, failure to act, or transaction outside the Ordinary Course of

     Business involving the Seller; and

          (xiii) Seller has not committed to any of the foregoing.

     3.08 Undisclosed Liabilities. Seller has no liability (and there is no basis for any present or future action, suit, proceeding, hearing,

investigation, charge, complaint, claim, or demand against any of them giving rise to any liability) with respect to the CIS Business, except for (i)

liabilities set forth on the Expected Balance Sheet and (ii) liabilities which have arisen after the Expected Balance Sheet Date in the Ordinary Course of

Business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort,

infringement, or violation of law).

     3.09 Legal Compliance. With respect to the CIS Business, except as set forth on Schedule 3.09, Seller has complied with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees,

rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof) with respect to the CIS Business, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim,

demand, or notice has been filed or commenced against it alleging any failure so to comply.

     3.10  Tax Matters. As used in this Agreement, "Tax" means any federal,

state, local, or foreign income, gross receipts, license, payroll, employment,

excise, severance, stamp, occupation, premium, windfall profits, environmental,

customs duties, capital stock, franchise, profits, withholding, social security

(or similar), unemployment, disability, real property, personal property, sales,

use, transfer, registration, value added, alternative or add-on minimum,

estimated, or other tax of any kind whatsoever, including any interest, penalty,

or addition thereto, whether disputed or not, applicable to the CIS Business,

and "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

          (a) Seller has filed all Tax Returns that it was required to file. All such Tax Returns were correct and complete in all respects. All Taxes owed by Seller or any member of any consolidated group of which it is or was a member have been paid. Seller is not currently the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where Seller does not file Tax

     Returns that it is or may be subject to taxation by that jurisdiction.

          (b) Seller has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee,

     independent contractor, creditor, stockholder, or other third party.

     3.11 Property.

          (a) Schedule 3.11 lists and describes all real property leased or subleased by the Seller and which is used primarily in connection with the

     CIS Business.  With respect to each lease and sublease listed in Schedule

     3.11:

               (1) the lease or sublease is legal, valid, binding, enforceable,

          and in full force and effect;

               (2) the lease or sublease will continue to be legal, valid,

          binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby;

               (3) no party to the lease or sublease is in breach or default,

          and no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification, or acceleration thereunder;

               (4) no party to the lease or sublease has repudiated any

          provision thereof;

               (5) there are no disputes, oral agreements, or forbearance programs in effect as to the lease or sublease;

               (6) with respect to each sublease, the representations and warranties set forth in subsections (1) through (5) above are true and correct with respect to the underlying lease;

               (7) Seller has not assigned, transferred, or conveyed any

          interest in the leasehold or subleasehold;

               (8) all facilities leased or subleased thereunder have received all approvals of governmental authorities (including licenses and permits) required in connection with the operation of the CIS Business at those facilities and have been operated and maintained in accordance with applicable laws, rules, and regulations;

               (9) all facilities leased or subleased thereunder are supplied with utilities and other services necessary for the operation of said facilities in connection with the CIS Business.

     3.12 Intellectual Property.  As used in this Agreement, "Intellectual

Property" shall mean (a) all computer software (including without limitation,

source code, data and related documentation), (b) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations,

continuations-in-part, revisions, extensions, and reexaminations thereof, (c)

all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (d) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (e) all mask works and all applications,

registrations, and renewals in connection therewith, (f) all trade secrets and confidential business information (including ideas, research and development,

know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (g) all other proprietary rights, and (h) all copies and tangible embodiments thereof, in whatever form or medium.

          (a) The Seller owns or has the right to use pursuant to license,

     sublicense, agreement, or permission all Intellectual Property necessary or desirable for the operation of the CIS Businesses. Except as set forth on

     Schedule 3.12(a), each item of Intellectual Property owned or used in connection with the CIS Business immediately prior to the Closing will be owned or available for use by the Buyer on identical terms and conditions immediately subsequent to the Closing. Seller has taken all necessary and desirable action to maintain and protect each item of Intellectual Property that it owns or uses.

          (b) Seller, in operating the CIS Business, has not interfered with,

     infringed upon, misappropriated, or otherwise come into conflict with any

     Intellectual Property rights of third parties, and has never received any charge, complaint, claim, demand, or notice alleging any such interference,

     infringement, misappropriation, or violation. To the knowledge of the

     Seller, no third party has interfered with, infringed upon,

     misappropriated, or otherwise come into conflict with any Intellectual

     Property rights of the Seller relating to the CIS Business.

          (c) Schedule 3.12(c) identifies each patent or registration which has been issued to Seller with respect to any of its Intellectual Property relating to the CIS Business, identifies each pending patent application or application for registration which Seller has made with respect to any of its Intellectual Property relating to the CIS Business, and identifies each license, agreement, or other permission which Seller has granted to any third party with respect to any of its Intellectual Property relating to the CIS Business. Seller has delivered to the Buyer correct and complete copies of all such patents, registrations, applications, licenses,

     agreements, and permissions, as amended to date, and has made available to the Buyer correct and complete copies of all other written documentation evidencing ownership and prosecution (if applicable) of each such item.

     Schedule 3.12(c) also identifies each trade name or unregistered trademark used in connection with the CIS Business. With respect to each item of

     Intellectual Property required to be identified in Schedule 3.12(c):

               (i) Seller possesses all right, title, and interest in and to the item, free and clear of any Security Interest, license, or other restriction;

               (ii) the item is not subject to any outstanding injunction,

          judgment, order, decree, ruling, or charge;

               (iii) no action, suit, proceeding, hearing, investigation,

          charge, complaint, claim, or demand is pending or, to the knowledge of

          Seller, is threatened which challenges the legality, validity,

          enforceability, use, or ownership of the item; and

               (iv) Seller has not agreed to indemnify any Person for or against any interference, infringement, misappropriation, or other conflict with respect to the item.

          (d) Schedule 3.12(d) identifies each item of Intellectual Property that any third party owns and that is used in connection with the CIS

     Business pursuant to license, sublicense, agreement, or permission. Seller has delivered to Buyer correct and complete copies of all such licenses,

     sublicenses, agreements, and permissions. With respect to each item of

     Intellectual Property required to be identified in Schedule 3.12(d);

               (i) the license, sublicense, agreement, or permission covering the item is legal, valid, binding, enforceable, and in full force and effect;

               (ii) the license, sublicense, agreement, or permission will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the Closing;

               (iii) no party to the license, sublicense, agreement, or

          permission is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification, or acceleration thereunder;

               (iv) no party to the license, sublicense, agreement, or

          permission has repudiated any provision thereof;

               (v) with respect to each sublicense, the representations and warranties set forth in subsections (A) through (D) above are true and correct with respect to the underlying license;

               (vi) the underlying item of Intellectual Property is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

               (vii) no action, suit, proceeding, hearing, investigation,

          charge, complaint, claim, or demand is pending or, to the knowledge of

          Seller, is threatened which challenges the legality, validity, or enforceability of the underlying item of Intellectual Property;

               (viii) Seller has not granted any sublicense or similar right with respect to the license, sublicense, agreement, or permission; and

               (xix) the license, sublicense, agreement, or permission covering

the item is         freely assignable to Buyer, and such assignment does not

require the consent of        any other Person.

          (e) To the knowledge of Seller, the continued operation of the CIS

     Business will not interfere with, infringe upon, misappropriate, or otherwise come into conflict with, any Intellectual Property rights of third parties.

          (f) Seller has no knowledge of any new products, inventions,

     procedures, or methods of manufacturing or processing that any competitors or other third parties have developed which reasonably could be expected to supersede or make obsolete any product or process of the CIS Business.

     3.13 Tangible Assets. Except as set forth on Schedule 3.13, Seller owns all machinery, equipment, and other tangible assets necessary for or used in the conduct of the CIS Business. Each such tangible asset is free from material defects (patent and latent), has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear), and is suitable for the purposes for which it presently is used.

     3.14 Inventory. The inventory of Seller consists of raw materials and supplies, manufactured and purchased parts, goods in process, and finished goods, all of which is merchantable and fit for the purpose for which it was procured or manufactured, and none of which is slow-moving, obsolete, damaged,

or defective, subject only to the reserve for inventory writedown set forth on the Expected Balance Sheet.

     3.15 Contracts. Schedule 3.15 lists all of the following contracts and other agreements (whether oral or written) which relate to the CIS Business:

          (a) any agreement for the lease of personal property to or from any

     Person;

          (b) any agreement for the purchase or sale of raw materials,

     commodities, supplies, products, or other personal property, or for the furnishing or receipt of services which involve consideration in excess of

     $5,000, including without limitation contracts for the sale, modification,

     licensing, leasing, or installation of software systems that manage prison administration activities;

          (c) any agreement concerning a partnership or joint venture;

          (d) any agreement under which a Security Interest has been created in any of the Acquired Assets;

          (e) any agreement concerning confidentiality or noncompetition;

          (f) any collective bargaining agreement;

          (g) any agreement for the employment of any individual on a full-time,

     part-time, consulting, or other basis providing annual compensation in excess of $30,000 or providing severance benefits;

          (h) any agreement under which Seller has advanced or loaned any amount to any of its employees;

          (i) any agreement under which the consequences of a default or termination could have an adverse effect on the financial condition,

     operations, results of operations, or future prospects of the CIS Business;

     or

          (j) any other agreement the performance of which involves

     consideration in excess of $5,000.

Seller has delivered to Buyer a correct and complete copy of each written agreement, and a written summary setting forth the terms and conditions of each oral agreement, referred to in Schedule 3.15. With respect to each such agreement: (A) the agreement is legal, valid, binding, enforceable, and in full force and effect; (B) the agreement will continue to be legal, valid, binding,

enforceable, and in full force and effect on identical terms following the

Closing; (C) no party is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the agreement; (D) no party has repudiated any provision of the agreement; and (E) the agreement is freely assignable to Buyer and, except as set forth on Schedule 3.15, such assignment does not require the consent of any other Person.

     3.16 Notes, Accounts Receivable, and Uninvoiced Accounts Receivable. All

notes, accounts receivable, and uninvoiced accounts receivable of the CIS

Business are reflected properly on the books and records of the CIS Business,

are valid receivables subject to no setoffs or counterclaims, are current and collectible, have been recorded in accordance with GAAP, and will be collected in accordance with the terms of the Seller Guarantee described in Section

2.04(b) above .

     3.17 Powers of Attorney. There are no outstanding powers of attorney executed by the Seller on behalf of the CIS Business.

     3.18 Litigation.   Except as set forth on Schedule 3.18, there is no

litigation or other proceeding (including any government  proceeding or investigation) pending or, to the knowledge of the Seller, threatened against or affecting the CIS Business, or which questions the validity of this Agreement or of any action taken or to be taken pursuant to or in connection with the provisions of this Agreement.  Without limiting the generality of the foregoing,

there is no pending or, to the knowledge of the Seller, threatened action,

proceeding or investigation involving the prior employment or consultancy of any of the Seller's employees or consultants involved in the CIS Business or their use of any information or techniques alleged to be proprietary to any other person or business.  To the knowledge of the Seller there is no set of presently existing facts or circumstances reasonably likely to be asserted by any person as the basis for any of the foregoing, except as set forth on Schedule 3.19.

     3.19 Product Warranty. Each product and service licensed, manufactured,

sold, leased, or delivered to a customer of the Seller in connection with the

CIS Business has been in conformity with all applicable contractual commitments and all express and implied warranties, and Seller has no liability (and has no knowledge of any basis) for any present or future action, suit, proceeding,

hearing, investigation, charge, complaint, claim, or demand for replacement or repair thereof or other damages in connection therewith.  Except as set forth on

Schedule 3.19, no product or service licensed, manufactured, sold, leased, or delivered in connection with the CIS Business is subject to any guaranty,

warranty, or other indemnity beyond the applicable standard terms and conditions of license, sale or lease. Schedule 3.19 sets forth the standard terms and conditions of license, sale or lease pursuant to which the CIS Business licenses, sells or leases its products.

     3.20 Product Liability. Seller presently has no liability (and there is no basis for any present or future action, suit, proceeding, hearing,

investigation, charge, complaint, claim, or demand against it giving rise to any liability) arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product manufactured, sold, leased, or delivered in connection with the CIS Business.

     3.21 Employees. To the knowledge of Seller, no executive, key employee, or group of employees of the CIS Business has any plans to terminate employment.

Seller is not a party to or bound by any collective bargaining agreement, and has not experienced any strikes, grievances, claims of unfair labor practices,

or other collective bargaining disputes, in connection with the CIS Business.

Seller has not committed any unfair labor practice in connection with the CIS

Business. Seller has no knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of the CIS Business.

     3.22 Employee Benefits. (a) Except as set forth on Schedule 3.22, the

Company does not maintain or contribute to (i) any nonqualified deferred compensation or retirement plans or arrangements; (ii) any defined contribution retirement plans or arrangements; (iii) any defined benefit pension plan; (iv)

any other plan, program, agreement or arrangement under which former employees of the CIS Business or their beneficiaries are entitled, or under which current employees of the CIS Business will be entitled following termination of employment, to medical, health, life insurance or other benefits (other than health continuation coverage described in section 4980B of the Internal Revenue

Code of 1986, as amended (the "Code"), Part 6 of Title I of the Employee

Retirement Income Security Act of 1974, as amended ("ERISA") or applicable state insurance law and any right of an employee to benefits continued coverage by reason of disability or any conversion feature provided under any insurance arrangement); (v) any other employee benefit, health, welfare, medical,

disability, life insurance or other program, agreement, arrangement or policy;

or (vi) any other "employee benefit plan," as such term is defined in section

3(3) of ERISA and regulations thereunder.  The plans required to be described in

Schedule 3.22 are referred to as the "Plans."

     (b)  Except as set forth in Schedule 3.22, the Seller is not part of a

Controlled Group or Affiliated Service Group. "Affiliated Service Group," for

purposes of this section, is defined in section 414(m) of the Code.  "Controlled

Group," for purposes of this section, means a group of trades or businesses

(whether or not incorporated) under common control, as defined in the regulations issued pursuant to section 414(b) or (c) of the Code, or other such regulations prescribed by the Pension Benefit Guaranty Corporation ("PBGC")

pursuant to section 4001 of ERISA, of which the Seller is a part.

     (c)  No Plan to which the Seller contributes is a "multiemployer plan", as defined in section 4001(a)(3) of ERISA, or a "defined benefit plan," as defined in section 3(35) of ERISA.

     (d)  The Plans have been administered in all material respects in compliance with the applicable requirements of ERISA, all applicable foreign laws and the plan documents, and the Plans meet all applicable requirements for favorable tax treatment under the Code in both form and operation except as otherwise disclosed on Schedule 3.22.  All of the Plans which constitute employee pension benefit plans or employee welfare plans subject to ERISA and the trusts or other funding vehicles related to the Plans have, in all material respects, been maintained in compliance in both form and operation with the requirements of ERISA and any applicable state law except as otherwise disclosed on Schedule 3.22.  The Plans which constitute employee pension benefit plans, as defined in section 3(2) of ERISA, comply, in all material respects, with the requirements of the Tax Reform Act of 1986, and the Omnibus Budget

Reconciliation Act of 1989, and all subsequent legislation, requirements and amendments, and the Seller has received from the Internal Revenue Service a favorable determination letter as to each such Plan except as otherwise disclosed on Schedule 3.22.  All required contributions pursuant to the Plans for all periods prior to Closing have been made or will be made prior to the

Closing.  There have been no nonexempt prohibited transactions, as defined in section 406 of ERISA or section 4975 of the Code, with respect to any of the

Plans or any parties in interest or disqualified persons with respect to the

Plans or any reduction or curtailment of accrued benefits with respect to any

Plans.  There are no pending or, to the knowledge of the Seller, threatened claims, lawsuits or arbitrations which have been asserted or instituted against the Plans or any fiduciaries thereof with respect to their duties to the Plans or the assets of any of the trusts under any Plans.  No representations or communications with respect to participation, eligibility for benefits, vesting,

benefit accrual or coverage under the Plans have been made to the Seller's employees involved in the CIS Business other than those which are substantially in accordance with the terms of such Plans in effect immediately prior to the

Closing.

     (e)  No Plan which is a "group health plan," as defined in Code section

4980B, has failed to comply with the continuation coverage requirements of section 4980B of the Code for all periods prior to Closing.

     (f) To the extent available, the Seller has furnished to the Buyer true and complete copies of: (i)  the Plans' summary plan descriptions;  (ii) the most recent determination letter received from the Internal Revenue Service regarding the Plans and copies of any pending applications, filings or notices with respect to any of the Plans with the Internal Revenue Service, the Pension

Benefit Guaranty Corporation, the Department of Labor or any other governmental agency; (iii) the latest financial statements and annual reports of each of the

Plans as of the end of the most recent Plan year; (iv) the reports of the most recent actuarial valuations of the Plans, if any; and (v)  copies of any investment management agreements thereunder and of any fiduciary insurance policies, fidelity bonds, rules, regulations or policies of the trustees or any committee thereunder.

     (g) Seller and Buyer acknowledge and agree that, except for any multiemployer pension plan to which contributions are made for union employees in the CIS Business pursuant to a collective bargaining agreement, all of the

Plans are Seller's plans and will be retained by Seller after Closing and,

except as provided in Section 6.02 below, such Plans shall not be applicable to the employees of the CIS Business.

     (h) To Seller's knowledge, the transactions contemplated hereby will not result in any liability, (i) for the termination of or withdrawal from any Plan under Sections 4062, 4063, or 4064 of ERISA, (ii) for any lien imposed under

Section 302(f) of ERISA or Section 412(n) of the

Code, (iii) for any interest payments required under Section 302(e) of ERISA or

Section 412(m) of the Code, (iv) for any excise tax imposed by Section 4971 of the Code, (v) for any minimum funding contributions under Section 302(c)(11) of

ERISA or Section 412(c)(11) of the Code, or (vi) for withdrawal from any

"multiemployer plan" under Section 4201 of ERISA.

     3.23 Environmental, Health, and Safety Matters. As used in this Agreement,

"Environmental, Health, and Safety Requirements" shall mean, as they affect the

CIS Business, all federal, state, local and foreign statutes, regulations,

ordinances and other provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations and all common law concerning public health and safety, worker health and safety,

and pollution or protection of the environment, including without limitation all those relating to the presence, use, production, generation, handling,

transportation, treatment, storage, disposal, distribution, labeling, testing,

processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures,

pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation, each as amended and as now or hereafter in effect.

          (a)  Seller has complied with all Environmental, Health, and Safety

     Requirements.

          (b)  Without limiting the generality of the foregoing, Seller has obtained and complied with, and is in compliance with, all permits,

     licenses and other authorizations that are required pursuant to

     Environmental, Health, and Safety Requirements.  A list of all such permits, licenses and other authorizations is set forth on Schedule 3.23.

          (c)  Seller has not received any written or oral notice, report or other information regarding any actual or alleged violation of

     Environmental, Health, and Safety Requirements, or any liabilities or potential liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), including any investigatory, remedial or corrective obligations arising under Environmental, Health, and Safety Requirements.

          (d)  None of the following exists at any property or facility owned or operated by the Seller in connection with the CIS Business: (1) underground storage tanks, (2) asbestos-containing material in any form or condition,

     (3) materials or equipment containing polychlorinated biphenyls, or (4)

     landfills, surface impoundments, or disposal areas.

          (e)  Seller has not treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or released any substance,

     including without limitation any hazardous substance, or owned or operated any property or facility (and no such property or facility is contaminated by any such substance) in a manner that has given or would give rise to liabilities, including any liability for response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees, pursuant to the Comprehensive Environmental Response,

     Compensation and Liability Act of 1980, as amended ("CERCLA"), the Solid

     Waste Disposal Act, as amended ("SWDA"), in connection with the operation of the CIS Business, or any other Environmental, Health, and Safety

     Requirements.

          (f)  Neither this Agreement nor the consummation of the transactions contemplated by this Agreement will result in any obligations for site investigation or cleanup, or notification to or consent of government agencies or third parties, pursuant to any Environmental, Health, and

     Safety Requirements.

          (g) Seller has not, either expressly or by operation of law, assumed or undertaken any liability, including without limitation any obligation for corrective or remedial action, of any other Person relating to

     Environmental, Health, and Safety Requirements.

          (h) No facts, events or conditions relating to the past or present facilities, properties or operations of the CIS Business will prevent,

     hinder or limit continued compliance with Environmental, Health, and Safety

     Requirements, give rise to any investigatory, remedial or corrective obligations pursuant to Environmental, Health, and Safety Requirements, or

     give rise to any other liabilities (whether accrued, absolute, contingent,

     unliquidated or otherwise) pursuant to Environmental, Health, and Safety

     Requirements, including without limitation any relating to onsite or offsite releases or threatened releases of hazardous materials, substances or wastes, personal injury, property damage or natural resources damage.

     3.24 Certain Business Relationships. None of the Seller's "Affiliates", as

defined in Rule 12b-2 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, has been involved in any business arrangement or relationship relating to the CIS Business with Seller within the past 12 months, and no Affiliate of Seller owns any asset, tangible or intangible, which may be used in the CIS Business.

     3.25 Disclosure. All statements of the Seller contained in any exhibit,

certificate or other instrument attached hereto or required to be delivered to the Buyer pursuant to this Agreement shall constitute representations and warranties by the Seller hereunder.  Neither this Agreement nor any of the schedules, attachments, written statements, documents, certificates or other items required hereby contain any untrue statement of a material fact or omit a material fact necessary to make each such statement contained herein or therein not misleading.  To the Seller's knowledge, there is no material fact pertaining to the Seller's business which the Seller has not disclosed to the Buyer in writing and which, as of the date hereof, could reasonably be anticipated to have a material adverse effect upon the existing or expected financial condition, operating results, assets, customer relations, employee relations or business prospects of the CIS Business.

     3.26 Investment. Seller (a) understands that neither the Buyer Note nor the

Parent Stock has been, and neither will be, registered under the Securities Act of 1933 (the "Securities Act"), or under any state securities laws, and that each is being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering, (b) is acquiring the Buyer Note and the Parent Stock solely for its own account for investment purposes, and not with a view to the distribution thereof, (c) is a sophisticated investor with knowledge and experience in business and financial matters, (d) has received certain information concerning the Buyer and has had the opportunity to obtain additional information as desired in order to evaluate the merits and the risks inherent in holding the Buyer Note and the Parent Stock, (e) is able to bear the economic risk and lack of liquidity inherent in holding the Buyer Note and the

Parent Stock, and (f) is an "Accredited Investor", as defined in Regulation D promulgated under the Securities Act, for the reasons set forth in Schedule

3.26.

     3.27  Year 2000 Compliance.  Except as described on Schedule 3.27, and subject to the Buyer's assumption of certain costs as set forth in Section

2.02(b), (c) & (d) hereof, the computer programs and software used in the operation of and licensed, sold or leased to customers in connection with the

CIS Business, including all such programs and software embedded in products licensed, leased or sold by the Buyer, will correctly recognize, calculate,

sort, store, display and/or process dates outside of the range 1900-1998,

including the years 1999, 2000 and beyond, and will correctly recognize that the year 2000 is a Leap Year and will correctly handle all date calculations involving the date February 29, 2000.



      Article IV.  Representations and Warranties of the Buyer and Parent.

     As used in this Article IV (except in this paragraph), the term "Parent"

shall also include all of Parent's consolidated subsidiaries, which are designated on Schedule 4.01.  The Buyer and the Parent represent and warrant to the Seller that the statements contained in this Article IV are correct and complete as of the date of this Agreement.

     4.01 Organization of the Parent and Buyer. (a) Each of Buyer and Parent is

a corporation duly organized and validly existing under the laws of its state of incorporation, and is qualified and in good standing in each jurisdiction where the failure to do so would result in a material adverse change in its business.

     4.02 Authorization of Transaction. Each of Buyer and Parent has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Buyer and Parent, enforceable against each of them in accordance with its terms.

     4.03 Noncontravention. Neither the execution and the delivery of this

Agreement, nor the consummation of the transactions contemplated hereby, will

(i) violate any constitution, statute, regulation, rule, injunction, judgment,

order, decree, ruling, charge, or other restriction of any government,

governmental agency, or court to which Buyer or Parent is subject or any provision of its charter or bylaws or (ii) conflict with, result in a breach of,

constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Buyer or Parent is a party or by which either is bound or to which any of their assets is subject. Neither Buyer nor Parent is required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the parties to consummate the transactions contemplated by this Agreement.

     4.04 Brokers' Fees. Neither Buyer nor Parent has any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

     4.05  Capitalization. The authorized and outstanding capital stock of each of Buyer and Parent is as set forth in Schedule 4.05.  All of the outstanding shares of capital stock of Buyer and Parent are, and upon issuance the Parent

Stock will be, duly authorized, validly issued, fully paid and nonassessable and were, and will have been, issued in compliance with all applicable state and federal laws and regulations concerning the issuance of securities.  No shares of the Buyer's capital stock, other than those described above, are issued and outstanding. Except as described in Schedule 4.05, or as contemplated by this

Agreement, there are no preemptive or other outstanding rights, options,

warrants, conversion rights or similar agreements or understandings for the purchase or acquisition of such capital stock.

     4.06  Financial Statements.   Schedule 4.06 contains a complete and correct

copy of the audited consolidated balance sheets of the Buyer as of December 31,

1996, December 31, 1997 and December 31, 1998 and audited consolidated statements of income and cash flow for the fiscal years then ended.  Such consolidated financial statements were prepared in accordance with GAAP consistently applied from prior periods, and fairly present in all material respects the financial condition and results of operations of the Buyer as of the dates thereof and for the periods then ended.

     4.07 Minute Books and Stock Record Books.  The minute books of the Buyer contain true, complete and correct records of all meetings and other actions of the stockholders or Board of Directors of the Buyer.  The stock transfer record books of the Buyer contain true, complete and correct records of all transactions involving the Buyer's capital stock.

     4.08 Investment Company.  The Buyer is not an "Investment Company" or a

company controlled by an "Investment Company" within the meaning of the

Investment Company Act of 1940, as amended.

     4.09 Solvency.  The Buyer, after giving effect to the transactions contemplated by this Agreement, has not incurred, does not intend to incur, does not believe and has no reason to believe it will incur, debts which it will be unable to pay as they become due.  The Buyer is not engaged in a business or a transaction and is not about to engage in a business or a transaction for which the property remaining with the Buyer is an unreasonably small capital.  After giving effect to the transactions contemplated by this Agreement (including the

Acquisition), the Buyer owns assets and operations whose fair saleable value, in the aggregate, is greater than the amount required to pay all its indebtedness.



                         Article V.  Registration Rights

     5.01 Registration of Parent Stock.  If at any time after the Closing the

Buyer proposes to register any of its common stock under the Securities Act of

1933 in connection with the public offering of such securities for its own accounts or for the accounts of other shareholders, solely for cash, other than in connection with a registration relating solely to an employee benefit plan or plans or a registration relating to a Rule 145 transaction, on a form that would also permit the registration of the Parent Stock, the Buyer shall, each such time, promptly give Seller written notice of such determination.  Upon the written request of Seller received by Buyer within thirty days after mailing of such notice by the Buyer, the Buyer shall use its best efforts (i) to cause to be included in such registration all of the Parent Stock that the Seller has requested be registered under the 1933 Act, and (ii) to cause to be  registered and qualified under such other securities laws of such jurisdictions as shall be reasonably appropriate for the distribution of such Parent Stock (?Blue Sky

Laws?), provided that the Buyer shall not under any circumstances be required to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.

     5.02.  Expenses.  All reasonable expenses incurred in connection with registrations pursuant to this Article V including, without limitation,

registration and qualification fees, printers? and accounting fees, and fees and disbursements of counsel, shall be borne by the Seller to the extent such expenses result from the inclusion of any of the Parent Stock in any registration of the common stock of the Buyer.

     5.03.  Obligations of the Seller. It shall be a condition precedent to the obligations of the Buyer under this Article V to take any action pursuant to this Article V that the Seller shall furnish to the Buyer such information regarding Seller, the Parent Stock, and the intended method of disposition of such securities as the Buyer shall reasonably request in order to effect the registration of such Parent Stock in compliance with the Act and the Blue Sky

Laws.

     5.04. Underwritten Offerings.  In connection with any offering involving an underwriting of shares being issued by the Buyer, the Buyer shall not be required under this Article V to include any of the Parent Stock in such underwriting unless Seller accepts the terms of the underwriting as agreed upon between the Buyer and the underwriters selected by it, and then only in such quantity as will not, in the reasonable opinion of the underwriters, jeopardize the success of the offering by the Buyer.  If the total amount of Parent Stock that Seller requests to be included in an underwritten offering exceeds the amount of securities that the underwriters reasonably believe compatible with the success of the offering, the Buyer shall be required to include in the offering only so many of the shares of Parent Stock as the underwriters reasonably believe will not jeopardize the success of the offering, provided that no such reduction shall be required to be made with respect to any securities offered (i) by the Buyer for its own account, (ii) by any Affiliates of the Buyer (including its management and directors), (iii) by William Blair

Mezzanine Capital Fund II, L.P., or (iv) by Corcap, Inc.  Seller may not

participate in any underwritten registration hereunder unless Seller completes and executes all questionnaires, powers of attorney, underwriting agreements and other documents reasonably required under the terms of such underwriting arrangements.

     5.05.  Indemnification.  In the event any Parent Stock is included in a registration statement pursuant to this Article V, to the extent permitted by law, Seller will indemnify and hold harmless the Buyer, each of its directors,

each of its officers who has signed the Registration Statement, each person, if any, who controls the Buyer within the meaning of the Act, and any underwriter for the Buyer or the Selling Holders (within the meaning of the Act or Section

20 of the Securities Exchange Act of 1934, as amended) against any losses,

claims, damages or liabilities to which the Buyer or any such director, officer,

controlling person or underwriter may become subject, under the Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in such Registration Statement,

including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in such registration statement, preliminary prospectus or final prospectus, or amendments or supplements thereto, in reliance upon and in conformity with written information furnished or omitted to be furnished by Seller expressly for use in connection with such registration; and will reimburse the Buyer or any such director, officer, controlling person or underwriter for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action.

     5.06.     Transfer of Registration Rights.  The registration rights granted under this Article V may not be transferred or assigned by Seller under any circumstances, except that such registration rights may be transferred to any transferee who acquires (otherwise than in a registered public offering) one hundred percent (100%) of the Parent Stock; provided that such transfer may otherwise be effected in accordance with applicable securities laws; and

provided further that the Buyer is given written notice by the Seller at the time of such transfer stating the name and address of the transferee; and

provided further that such assignment of registration rights shall be effective only if immediately following such transfer the further disposition of such securities by the transferee or assignee is restricted under the Act.

     5.07 Holdback Agreement.  To the extent not inconsistent with applicable law, the Seller agrees not to effect any public sale or distribution of the

Parent Stock, including a sale pursuant to Rule 144, during the 14 days prior to, and during the 90-day period beginning on, the effective date of such registration statement (except as part of such registration), if and to the extent requested by the Buyer in the case of a non-underwritten public offering or if and to the extent requested by the managing underwriter or underwriters in the case of an underwritten public offering.







                       Article VI.  Post-Closing Covenants

     6.01  Press Releases and Public Announcements. Upon the execution of this

Agreement, the parties will make a press release in a mutually agreed form announcing the transaction contemplated by this Agreement.

     6.02  Use of Facilities, Post-Closing Services. Seller will provide Buyer,

at no cost to Buyer, on an interim basis for up to three months after the

Closing Date, (a) space for Buyer to conduct the operations of the CIS Business in the location such operations are currently performed, and (b) those corporate services currently provided to the CIS Business by Seller and set forth on

Schedule 6.02, provided, however, that Seller agrees to provide the corporate services contemplated in subsection (b) above for an additional six months, but in such case the Buyer shall be responsible for any third party vendors' charges for such services during such additional six month period.  In lieu of the

Seller providing to Buyer during the above three-month period insurance coverage for such things as workers compensation, liability, property and other casualties for the benefit of the CIS Business, Seller shall reimburse the Buyer for obtaining such coverage at the rate of $3,000 per month.  Buyer shall be responsible for the cost of third party moving services, including third party costs associated with setting up appropriate local area networking of personal computers and other such office setup expenses normally incurred in an office move, provided however, that Seller personnel will assist in the transition from the Seller?s network to a new network to be provided by Buyer.  In connection with subsection (a) above, Buyer and Seller acknowledge that Seller is currently seeking to obtain new space for the CIS Business to be conducted at a location separate from the current location where Seller conducts other of its business operations, and the Buyer and Seller agree that if the CIS Business is relocated to new space prior to the expiration of the three-month period contemplated above, Seller will reimburse Buyer for the cost of such new space for the balance of the three-month period after such relocation only to the extent of the pro-rata cost of the space currently occupied by the CIS Business at

Seller's current premises.  In connection with and in order to effect an efficient transfer of the employees of the CIS Business from the Seller to the

Buyer, on the Closing Date and through the earlier of (a) the Buyer?s completion of the necessary documentation to hire them or (b) June 15, 1999, the Seller shall retain the employees of the CIS Business as employees of the Seller and shall continue to maintain the existing employee benefits for such employees.

Upon presentation by Seller to the Buyer of documentation demonstrating the expenses incurred and paid by the Seller in connection with the said employees,

Buyer shall, within 24 hours of such presentation, reimburse Seller for such expenses.

     6.03  Transition Assistance.  For a period of 6 months following the

Closing, Seller shall work with Buyer to execute a plan to introduce Buyer as the new owner of the CIS Business and to present Buyer's security services and products to Seller's current customer base through such things as joint mailings, phone calls, and selected personal visits, provided that expenses of

Seller's personnel incurred outside of Seller's offices in connection with such things as accompanying Buyer's representatives on a joint call on a prospective or existing CIS Business customer (for example, out of pocket expenses in such cases) shall be paid by Buyer.  For a period of 12 months following the Closing,

Seller shall allow Buyer, at Buyer's expense, to continue to present the CIS

Business, solely through the presence of a Buyer representative without any designated space or display area (other than a 12" by 15" placard), as part of and in conjunction with Seller's presentation of its remaining businesses at trade shows and the like.  After the Closing, Seller shall use all reasonable efforts to refer to Buyer all inquiries concerning the CIS Business.

     6.04  Non-Solicitation.  Neither Buyer nor Seller (or any Affiliate of

either) shall directly solicit and hire any employee of the other until March

31, 2001, provided, however, that nothing in this Section 6.04 shall prevent either Buyer or Seller from hiring any employee of the other if the Buyer or

Seller (as the case may be) did not solicit such employee.

     6.05  Non-Competition.  For a period of five (5) years after the Closing

Date, neither Seller nor any Affiliate of Seller shall directly or indirectly own, manage, operate, control, act as a consultant or advisor to, render any services for, have any financial interest (other than as a creditor) in, or otherwise be connected in any manner with the ownership, management, operation,

or control of any Person, firm, partnership, corporation, or other entity that is engaged in any business that directly competes with the CIS Business (a

"Competitor"); provided that, notwithstanding any of the foregoing, nothing contained in this Section 6.05 shall prevent Seller or any Affiliate from acquiring or holding equity securities of any publicly traded company if the amount of such securities represents less than 1% of the outstanding capital stock of such company, and provided further that nothing contained in this

Section 6.05 shall prevent either of Barry J, Nidorf or Perry M. Johnson, each of whom is currently a director of Seller, from becoming a member of the board of directors of, or a consultant to, a Competitor.  All of the foregoing provisions are reasonable and are necessary to protect and preserve the value of the Acquired Assets and to prevent any unfair advantage being conferred on

Seller or its Affiliates.

     6.06 Performance under Assumed Contracts With Customers. Buyer covenants that it will use all commercially reasonable efforts to perform in good faith its obligations under the Assumed Contracts with customers:

     6.07 Parent Guaranty.  Parent hereby guarantees to Seller the timely performance of all of Buyer's obligations hereunder.

     6.08 Delivery of Consents.  To the extent that the Seller was unable to obtain the required written consent from a contracting party to the assignment of any Assumed Contract with a customer by the date of the Closing as contemplated herein, Seller will obtain all such written consents and deliver them to the Buyer not later than 60 days from the date of the Closing, which consents shall be obtained without material changes to the terms or conditions of, expected revenues from, or expected costs to perform, the respective Assumed

Contracts.

     6.09 Subcontract of the San Diego JIMS Contract.  Seller will, not later than June 4, 1999, execute in favor of the Buyer, a subcontract pursuant to which the Buyer will be entitled to all rights and will perform all obligations of the Seller (other than any obligations with respect to Adverse Consequences arising from performance or lack of performance prior to the Closing) pursuant to the San Diego JIMS Contract, as amended.  Seller retains a limited license to use and modify the software (including source code) transferred under Section

2.01 which is used in connection with the San Diego JIMS Contract, for the sole purpose of satisfying its responsibilities under said contract.  It is anticipated that such retained rights will only be used in the event it is

Seller?s good faith belief that there are responsibilities or obligations of

Seller under the San Diego JIMS Contract which are not being satisfactorily handled by Buyer in accordance with the subcontract agreement to be entered into between Buyer and Seller relating to the performance of Seller?s obligations under the San Diego JIMS Contract.

     6.10 Software Testing Tool.  Seller will, after the Closing Date, promptly reimburse the Buyer, at Seller?s sole cost and expense for the costs and expenses as incurred by the Buyer for the completion of the development of a so-

called automated software testing tool, in accordance with existing purchase orders, that is currently in the process of construction for the CIS Business.



                          Article VII. Indemnification

     7.01 Agreement by Seller to Indemnify. Seller agrees to indemnify and hold harmless Buyer from and against any and all claims, losses, expenses and liability (including court costs and reasonable attorneys' fees and expenses)

(?Adverse Consequences?) which Buyer incurs or suffers arising out of (i) CIS

Business products and services sold and delivered by the Seller prior to the

Closing except for Adverse Consequences (including any liquidated damages obligations) arising from Seller's pre-closing obligations under the Assumed

Contracts with customers; (ii) all pre-closing obligations under the San Diego

JIMS Contract, which contract is not an Assumed Contract; (iii)  any breach by

Seller of any covenant or other agreement of Seller contained herein; (iv) any breach of any representation or warranty made by Seller herein or in any certificate delivered pursuant to this Agreement, and (v) the failure of Seller to pay, discharge or perform any liability or obligation of the Seller or of the

CIS Business which is not an Assumed Liability.

     7.02  Agreement by Buyer to Indemnify.  Buyer agrees to indemnify and hold harmless Seller from and against any and all Adverse Consequences which Seller incurs or suffers arising out of (i) any claims arising from performance under the Assumed Contracts with customers (including any liquidated damages obligations) whether attributable to performance before or after Closing,

provided however that nothing herein shall be construed to impose any liability whatever upon the Buyer or Parent with respect to Adverse Consequences arising from pre-closing obligations of the Seller under the San Diego JIMS Contract;

(ii) CIS Business products and services sold and delivered by the Buyer after the Closing; (iii) any breach by Buyer of any covenant or other agreement of

Buyer contained herein, (iv) any breach of any representation or warranty made by Buyer herein or in any certificate delivered pursuant to this Agreement; (v)

the failure of Buyer to pay, discharge or perform any of the Assumed

Liabilities; or (vi) any claims arising out of or related to the conduct of the

CIS Business after the Closing Date.

     7.03 Survival of Representations and Warranties. The respective representations and warranties, obligations, covenants and agreements of the parties contained herein or in any schedule or certificate delivered pursuant hereto shall survive the Closing and continue in full force and effect for a period of two (2) years from the Closing Date, and thereafter all such representations and warranties shall be extinguished except to the extent a party gives notice to the other party of any breach thereof on or before the second anniversary of the Closing Date.

     7.04 Limitations on Amount. Neither party (the ?Indemnifying Party?) shall have any liability to the other party (the ?Indemnified Party?) under this

Article VII with respect to any Adverse Consequences (a) until the total of all

Adverse Consequences suffered by such party with respect to such matters exceeds

$50,000, and (b) to the extent such Adverse Consequences exceed the Purchase

Price.  However, this Section 7.04 will not apply to (i) matters arising in connection with the Seller?s obligations under the Seller Guarantee; (ii)

matters arising under Article V hereof, (iii) any Y2K Expense assumed by the

Buyer, (iv) any breach of any of the Indemnifying Party?s representations and warranties of which the Indemnifying Party had knowledge on the Closing Date;

(v) any intentional breach by the Indemnifying Party of any covenant or obligation contained in this Agreement; or (vi) liability of the Buyer for obligations (including liquidated damages) under the Assumed Contracts with customers.

     7.05 Adjustments. In determining the amount of any Adverse Consequences for purposes of this Article VII, the parties shall make appropriate reductions for insurance proceeds and tax benefits.  The parties shall obtain waivers of subrogation unless an increase in premium would result.

     7.06 Right of Setoff.  Buyer may set-off any amount to which it has been adjudicated (or to which Seller has agreed) that Buyer is entitled to under this

Article VII against amounts otherwise payable under the Buyer Note by giving notice to Seller specifying in reasonable detail the basis for and the amount of

such set-off.   Neither the exercise of nor the failure to exercise such a right of set-off will constitute an election of remedies or limit Buyer in any manner in the enforcement of any other remedies that may be available to it.

     7.07 Procedure for Indemnification ? Third Party Claims.  (a)  Promptly

after receipt by an Indemnified Party of notice of the commencement of any proceeding against it, such Indemnified Party will, if a claim is to be made against an Indemnifying Party under this Article VII, give notice to the

Indemnifying Party of the commencement of such proceeding.  The failure to notify the Indemnifying Party will not relieve the Indemnifying Party of any liability that it may have to any Indemnified Party, except to the extent that the Indemnifying Party demonstrates that the defense of such action is (or was)

prejudiced by the Indemnifying Party's failure to give such notice.

     (b) If any proceeding is brought against an Indemnified Party and it gives notice to the Indemnifying Party of the commencement of such proceeding, the

Indemnifying Party will be entitled to participate in such proceeding and, to the extent that it wishes (unless the Indemnifying Party is also a party to such proceeding and the Indemnified Party determines in good faith that joint representation would be inappropriate), to assume the defense of such proceeding with counsel satisfactory to the Indemnified Party and, after notice from the

Indemnifying Party to the Indemnified Party of its election to assume the defense of such proceeding, the Indemnifying Party will not, as long as it diligently conducts such defense, be liable to the Indemnified Party for any fees of other counsel or any other expenses with respect to the defense of such proceeding subsequently incurred by the Indemnified Party in connection with the defense of such proceeding, other than reasonable costs of investigation. If the

Indemnifying Party assumes the defense of a proceeding, (i) no compromise or settlement of such claims may be effected by the Indemnifying Party without the

Indemnified Party's consent, and (ii) the Indemnifying Party will have no liability with respect to any compromise or settlement of such claims effected without its consent. If notice is given to an Indemnifying Party of the commencement of any proceeding and the Indemnifying Party does not, within ten days after the Indemnified Party's notice is given, give notice to the

Indemnified Party of its election to assume the defense of such proceeding, the

Indemnifying Party will be bound by any determination made in such proceeding or any compromise or settlement effected by the Indemnified Party.

     (c) Notwithstanding the foregoing, if an Indemnified Party determines in good faith that there is a reasonable probability that a proceeding may adversely affect it or its Affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the

Indemnified Party may, by notice to the Indemnifying Party, assume the exclusive right to defend, compromise, or settle such proceeding, but the Indemnifying

Party will not be bound by any determination of a proceeding so defended for the purposes of this Agreement or any compromise or settlement effected without its consent, which shall not be unreasonably withheld.

     (d) With respect to any proceeding subject to indemnification under this

Article VII: (i) the Indemnified Party and the Indemnifying Party, as the case may be, shall keep the other party fully informed of the proceeding at all stages thereof where such party is not represented by its own counsel, and (ii)

the parties agree (each at its own expense) to render to each other such assistance as they may reasonably require of each other and to cooperate in good faith with each other in order to ensure the proper and adequate defense of any proceeding brought by any third party.

     (e) With respect to any proceeding subject to indemnification under this

Article VII, the parties agree to cooperate in such a manner and use their best efforts so as to preserve in full (to the extent possible) the confidentiality of all confidential business records and the attorney-client and work-product privileges.

     7.08 Procedure for Indemnification ? Performance Bonds A claim for indemnification for any Adverse Consequences suffered by the Seller with respect to any performance bonds to which Seller is a party and which relate to the CIS

Business (all of which are listed on Schedule 7.08) ("Bonds") must be made by notifying Buyer in writing that the customer protected under the Bond has made a claim under the Bond, (which notice shall be made within five (5) business days of learning of the existence of such a claim.  Buyer will notify the Seller within five (5) business days after it is notified by any customer protected under a Bond that such customer intends to make a claim under the Bond.  To the extent that the issuer of the bond solicits (or is required to solicit) the input and cooperation of the Seller in connection with processing any such claim, the Seller agrees to permit in a timely manner the Buyer to exercise any and all such rights the Seller may have in connection with the processing of such claim.

     7.09 Procedure for Indemnification -- Other Claims.  A claim for indemnification for any matter not involving a third-party claim may be asserted by notice in writing to the party from whom indemnification is sought.



                          Article VIII.  Miscellaneous

     8.01 No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the parties and their respective successors and permitted assigns.

     8.02 Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement between the parties and supersedes any prior understandings, agreements, or representations by or between the parties,

written or oral, to the extent they related in any way to the subject matter hereof.

     8.03 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective successors and permitted assigns. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other party; provided, however, that the Buyer may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (ii)

designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases the Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder).

     8.04 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

     8.05 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

     8.06 Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim,

or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:



          If to the Seller:

          BI Incorporated
          6400 Lookout Road
          Boulder, Colorado 80301
          ATTN: David J. Hunter
               President and Chief Executive Officer
          Facsimile (303) 218-1463

               With a copy to:

          John G. Lewis, Esquire
          Ireland, Stapleton, Pryor & Pascoe
          1675 Broadway, Suite 2600
          Denver, Colorado 80202
          Facsimile (303) 623-2062


          If to the Buyer or Parent:

          CompuDyne Corporation
          7249 National Drive
          Hanover, Maryland 21076
          ATTN:  Martin A. Roenigk
               Chairman and Chief Executive Officer
          Facsimile (860) 456-1187

               With a copy to:

          Robert J. Metzler, Esquire
          Tyler Cooper & Alcorn, LLP
          CityPlace -- 35th Floor
          185 Asylum Street
          Hartford, Connecticut 06103-3488
          Facsimile (860) 278-3802

     Any party may send any notice, request, demand, claim, or other communication to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service,

telecopy, telex, ordinary mail, or electronic mail), but no such notice,

request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other party notice in the manner herein set forth.

     8.07 Governing Law.  This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Connecticut without giving effect to any choice or conflict of law provision or rule, whether of the State of Connecticut or any other jurisdiction, that would cause the application of the laws of any jurisdiction other than the State of Connecticut.

     8.08 Submission to Jurisdiction. Each of the parties submits to the jurisdiction of any state or federal court sitting in either Hartford,

Connecticut or Denver, Colorado in any action or proceeding arising out of or relating to this Agreement, and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court, provided that each of the parties agrees that in the event suit is brought against it by the other party in any such court, that party will not attempt to transfer that controversy to any jurisdiction outside of the state in which such suit was originally brought. Each party also agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other party with respect thereto.

     8.09 Amendments and Waivers. No amendment of any provision of this

Agreement shall be valid unless the same shall be in writing and signed by the

Buyer and the Seller.  No waiver by any party of any default, misrepresentation,

or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

     8.10 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

     8.11 Expenses. Each party will separately bear its own expenses incurred in connection with this Agreement and the transactions contemplated hereby (whether or not consummated), except that Buyer and Seller shall share equally the cost of the audit contemplated in Section 2.04(a) above, provided that Buyer and

Seller shall mutually agree to the scope and terms of the engagement of the auditors selected by Buyer.  The Seller agrees that the CIS Business has not borne and will not bear any of the costs and expenses of the Seller in connection with this Agreement and the transactions contemplated hereby.



          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.



                                   COMPUDYNE CORPORATION



                                   _____________________________
                                   Martin A. Roenigk,
                                   Chairman and Chief Executive Officer


                                   CORRLOGIC, INC.



                                   _____________________________
                                   Martin A. Roenigk
                                   President


                                   BI INCORPORATED



                                   _____________________________
                                   David J. Hunter
                                   President and Chief Executive Office





                                    EXHIBIT A



     THE SECURITY REPRESENTED HEREBY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY APPLICABLE STATE SECURITIES LAWS (THE "SECURITIES ACTS"), AND MAY NOT BE SOLD, TRANSFERRED, PLEDGED OR OTHERWISE DISTRIBUTED FOR VALUE, EXCEPT IN ACCORDANCE WITH THE SECURITIES ACTS. ANY PURPORTED SALE, TRANSFER, PLEDGE OR DISTRIBUTION SHALL NOT BE VALID OR EFFECTIVE UNLESS MADE IN ACCORDANCE WITH THE SECURITIES ACTS AND THE PROVISIONS OF THE "PURCHASE AGREEMENT," AS DEFINED BELOW


                                 CorrLogic, Inc.

             Subordinated Unsecured Promissory Note Due May 27, 2004

     $1,137,576 As May Be Adjusted From Time To Time              May 27, 1999
                                                  Hartford, Connecticut

          FOR VALUE RECEIVED, CorrLogic, Inc., a Nevada corporation with its principal executive office at 7249 National Drive, Hanover, Maryland 21076 (the "Buyer"), promises to pay to the order of BI, Incorporated, a Colorado corporation with its principal executive office at 6400 Lookout Road, Boulder, Colorado (the "Seller"), the principal sum of ONE MILLION ONE HUNDRED THIRTY-SEVEN THOUSAND FIVE HUNDRED SEVENTY-SIX DOLLARS ($1,362,576), as maybe adjusted from time to time as provided herein and in that certain Asset Purchase Agreement by and among the Buyer, CompuDyne Corporation and the Seller dated as of May 27, 1999 (the "Purchase Agreement"), which principal sum, as adjusted, shall be payable in five equal annual installments on the five successive anniversary dates of the date hereof. Interest accruing from the date hereof on the unpaid principal amount of this Note outstanding, as adjusted from time to time, shall be payable at the rate of 7.5% per annum in arrears on the date of each principal payment. Capitalized terms not defined in this Note shall have the meanings ascribed to them in the Purchase Agreement.

          This Note has been issued pursuant to, and Buyer's obligations hereunder are subject to the terms and conditions of, the Purchase Agreement, including without limitation terms and conditions relating to adjustment of the face amount hereof.

          This Note is the Junior Note referred to in, and is entitled to the benefits and subject to the restrictions of, the Junior Subordination and Intercreditor Agreement of even date herewith by and among William Blair Mezzanine Capital Fund II, L.P., CompuDyne Corporation, Norment Industries, Inc., Norshield Corporation, Quanta Systems Corporation, Quanta SecurSystems, Inc., MicroAssembly Systems, Inc., Sysco Security Systems, Inc, LaSalle National Bank, Buyer, and Seller (the "Subordination and Intercreditor Agreement"). Subject to the provisions of the Subordination and Intercreditor Agreement, Buyer shall have the right to prepay all or part of the amounts owing under this Note without penalty.


          IN WITNESS WHEREOF, the Buyer has caused this Note to be duly executed.


                                   CORRLOGIC, INC.


                                   ____________________________
                                   Martin A. Roenigk
                                   President

     THIS INSTRUMENT IS SUBJECT TO THE TERMS OF A SUBORDINATION AND INTERCREDITOR AGREEMENT DATED AS OF MAY 11, 1999 IN FAVOR OF LASALLE NATIONAL BANK AND WILLIAM BLAIR MEZZANINE CAPITAL FUND II, L.P., WHICH AGREEMENT, AS AMENDED FROM TIME TO TIME IN ACCORDANCE WITH ITS TERMS, IS INCORPORATED HEREIN BY REFERENCE.







     H:\METZLER\COMPUDYN\BI,Inc\agreement final.wp